Exhibit 16.1

BAUM & COMPANY, P.A.
Certified Public Accountants
1515 University Drive – Suite 226
Coral Springs, Florida 33071

December 7, 2005

Office of the Chief Accountant-
SECPS Letter File/Mail Stop 1103
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sir:

This is to confirm that on December 6, 2005, Baum & Company, PA has resigned as the auditor of FermaVir Pharmaceuticals, Inc. (formerly Venus Beauty Supply, Inc.) (Commission File No. 333-116480).

Baum and Company, P.A.’s report on the financial statements of FermaVir Pharmaceuticals, Inc. (formerly Venus Beauty Supply, Inc.) as of and for the years ended April 30, 2005 and 2004 and for the period commencing November 15, 2002 (date of inception) to April 30, 2005 contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended April 30, 2005 and 2004 and for the period commencing November 15, 2002 (date of inception) to April 30, 2005, and the subsequent interim period preceding the determination to resign as principal accountant, there were no disagreements (either material or immaterial) with FermaVir Pharmaceuticals, Inc. (formerly Venus Beauty Supply, Inc.) on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Baum and Company, P.A. would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

None of the “reportable events” described in Item 304 (a)(1)(v) of Regulation S-K occurred with respect to FermaVir Pharmaceuticals, Inc. (formerly Venus Beauty Supply, Inc.) within the fiscal years ended April 30, 2005 and 2004 and for the period commencing November 15, 2002 (date of inception) to April 30, 2005, and the subsequent interim period to the date of our resignation.

Very truly yours,

/s/ Joel S. Baum

Joel S. Baum CPA
BAUM AND COMPANY, PA